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                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1993            1994            1995
                                                      -----------     -----------     -----------
Actual weighted average shares outstanding for the
  period............................................    5,123,665       5,383,849       5,994,739
Dilutive effects of stock options and warrants using
  average market price..............................      231,632         292,741         356,066
                                                      -----------      ----------      ----------
Total shares based on shares outstanding and the
  assumption that all share equivalents are
  exercised at average stock market price...........    5,355,297       5,676,590       6,350,805
Additional dilutive effect of stock options and
  warrants being exercised using ending market
  price.............................................           --          22,030          67,713
                                                      -----------      ----------      ----------
Total shares based on shares outstanding and the
  assumption that all stock options and warrants are
  exercised at ending market price..................    5,355,297       5,698,620       6,418,518
                                                      ===========      ==========      ==========
Net income applicable to fully diluted earnings per
  share.............................................  $ 1,322,637     $ 1,621,564     $ 2,356,615
                                                      ===========      ==========      ==========
Fully diluted net income per share..................  $      0.25     $      0.28     $      0.37
                                                      ===========      ==========      ==========
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
                                                                    SIX MONTHS ENDED JUNE 30,
                                                                   ----------------------------
                                                                       1995            1996
                                                                   ------------     -----------
Actual weighted average shares outstanding for the period........     5,485,933       6,319,602
Dilutive effects of stock options and warrants using average market
  price..........................................................            --         279,883
                                                                    -----------      ----------
Total shares based on shares outstanding and the assumption that all share equivalents are exercised at average stock market
  price..........................................................     5,485,933       6,599,485
Additional dilutive effect of stock options and warrants being
  exercised using ending market price............................            --         315,658
                                                                    -----------      ----------
Total shares based on shares outstanding and the assumption that all stock options and warrants are exercised at ending market
  price..........................................................     5,485,933       6,915,143
                                                                    ===========      ==========
Net income applicable to fully diluted earnings per share........  $ (2,518,996)    $   867,469
                                                                    ===========      ==========
Fully diluted net income (loss) per share........................  $      (0.46)    $      0.13
                                                                    ===========      ==========
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